Contact:	Paul Caminiti/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

Castle Brands Announces Fourth Quarter and Fiscal 2009 Results

NEW YORK, NY, June 29, 2009 — Castle Brands Inc. (NYSE Amex: ROX), an emerging developer and international marketer of premium branded spirits, today reported financial results for the three and twelve months ended March 31, 2009.

Full Year Fiscal 2009

For fiscal 2009, the Company had net sales of $26.1 million, a decrease from net sales of $27.3 million in the prior year period. Net sales for fiscal 2008 included $2.3 million in excise and value added taxes from a one-time sale in Ireland. Excluding the effects of this one-time $2.3 million increase in the prior period, net sales increased 4.3% in fiscal 2009 as the Company continued to focus on its more profitable brands and markets and its pricing strategy.

U.S. case sales increased 1% to 206,532 nine liter cases in fiscal 2009. International case sales decreased to 83,806 cases in fiscal 2009 as compared to 108,469 cases in fiscal 2008. Total case sales for fiscal 2009 were 290,338 cases as compared to 313,288 cases in fiscal 2008.

Selling expense decreased 25% to $13.4 million in fiscal 2009 from $17.8 million in fiscal 2008 due to cost containment efforts, including a decrease in advertising and promotional expense.

The Company had a net loss of $21.7 million in fiscal 2009, or ($.68) per basic and diluted share, compared to a net loss of $27.6 million, or ($1.81) in the prior year. Net loss per common share basic and diluted for fiscal 2009 was positively impacted by the increase in common stock outstanding in 2009 resulting from the October 2008 $15 million private placement and note conversion.

The Company’s annual goodwill and intangible assets impairment testing under SFAS No. 142 resulted in an impairment charge of $4.8 million in fiscal 2009 and $8.8 million in fiscal 2008. Fiscal 2009 results included a foreign exchange loss of $4.1 million as compared to a gain of $2.3 million in fiscal 2008 due to a stronger U.S. dollar. Results for fiscal 2009 included a pre-tax, non-cash gain of $4.2 million from the exchange of the Company’s 6% convertible notes.

Cash and cash equivalents, together with short-term investments, totaled $7.7 million at March 31, 2009 as compared to $5.8 million at March 31, 2008.

As of March 31, 2009, stockholders’ equity was $26.0 million, an increase from stockholders’ equity of $14.8 million as of March 31, 2008, the end of the 2008 fiscal year.

Fourth Quarter 2009

In the fiscal 2009 fourth quarter, the Company had net sales of $5.9 million, a decrease from net sales of $6.4 million in the prior year period. The Company had a net loss of $9.0 million, or $(0.11) per basic and diluted share, in the fiscal 2009 fourth quarter, compared to a net loss of $13.0 million, or $(0.83) per basic and diluted share, in the comparable 2008 period.

The Company’s annual goodwill and intangible assets impairment testing under SFAS No. 142 resulted in an impairment charge of $4.8 million in the fourth fiscal quarter of 2009 and a $8.8 million in fourth fiscal quarter of 2008. Fourth quarter 2009 results included a foreign exchange loss of $1.3 million as compared to a gain of $0.9 million in fourth quarter 2008 due to a stronger U.S. dollar.

Fourth quarter 2009 selling expense was $2.2 million as compared to $4.2 million in the fourth quarter of 2008.

Fiscal 2009 Developments

U.S. Sales
Despite a volatile U.S. retail environment, 2009 U.S. shipments increased 1%. Shipments for
Gosling’s rums increased 16%, our various bourbon brands increased 27%, Pallini liqueurs increased 11% and Brady’s Irish Cream increased 17%. While sales decreased slightly on Knappogue Castle Whiskey, revenue per case increased significantly, as the brand was repositioned to better compete with premium single malts. Finally, while Boru vodka shipments were down 17%, price related spending decreased by 21% as we focused more on profitable markets.

International Sales
Performance in international markets reflected a change in strategy whereby unprofitable brands and markets were de-emphasized and distribution relationships were re-crafted to achieve positive returns. All three major Boru distribution relationships in the British Isles were renegotiated during the year and Gosling’s rums and Clontarf Irish Whiskey became the top priority brands for international development. With this change in emphasis, Clontarf sales grew by 28% and Gosling’s continued its steady development.

Other key developments include:

•	The U.S. now accounts for 71% of total case sales as the Company focused on more profitable brands and markets;

•	Selling expense decreased 25% due to continued cost containment efforts;

•	Debt was retired and a $15 million private placement was completed;

•	Tierras tequila, the first USDA certified organic tequila, was introduced; and

•	Gross profit increased to 27% and gross margin increased to 32%.

Richard J. Lampen, President and Chief Executive Officer, said, “The capital infusion from the private placement transaction and the conversion of our debt into equity put our company on firmer footing. We continue in our goal to build our own premium brands, support our existing agency brands, pursue new agency relationships and make brand acquisitions. We recognize that ongoing expense discipline is an essential part of achieving our goals. Our belief in our future vision is underscored by our May 2009 repurchase of 1,000,000 shares of Castle Brands common stock.”

John Glover, Chief Operating Officer, commented, “Our results show the immediate benefit of focusing sales and marketing on our more profitable brands. We continue to concentrate on controlling costs throughout the organization and promoting efficiency in our efforts to achieve profitability. Additionally, our reinforced partner relationships should have a positive impact on operations in the coming quarters.”

$15 Million Private Placement and Note Conversion

In October 2008, the Company completed the sale of 1.2 million shares of Series A Convertible Preferred Stock for $15 million at a purchase price of $12.50 per share (which was, in effect upon conversion, $0.35 per share of common stock). Concurrently with the closing, all of the Company’s 6% convertible notes, in the principal amount of $9 million, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $23.21 (which was, in effect upon conversion, $0.65 per share of common stock). Also, Castle Brands (USA) Corp.’s 9% senior secured notes, in the principal amount of $9.7 million, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $12.50 (which was, in effect upon conversion, $0.35 per share of common stock). The Company retired the remaining outstanding senior notes by issuing common stock in May 2009.

The closing of the private placement and the conversion of the notes (and subsequent automatic conversion of the Series A Preferred Stock issued in connection therewith) resulted in the Company’s issuance of approximately 86 million shares of common stock in the fourth quarter of fiscal 2009.

About Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four categories of the spirits industry: vodka, rum, whiskey, liqueurs and tequila. Castle Brands’ portfolio includes, Boru® Vodka, Gosling’s Rum®, Pallini® LimoncelloTM, RaspicelloTM and Peachcello TM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s TM and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Sea Wynde® Rum, Brady’s® Irish Cream and Tierras tequila.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2009, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three-months ended March 31,		Twelve-months ended March 31,
	2009	2008	2009	2008
Sales, net*	$5,870,836	$6,378,382	$26,105,516	$27,325,168
Cost of sales*	4,157,947	4,715,432	18,203,361	19,272,708
(Benefit) provision for obsolete inventory	(107,892)	(165,456)	(360,133)	1,541,579

Gross profit	1,820,781	1,828,406	8,262,288	6,510,881

Selling expense	2,166,071	4,158,351	13,429,965	17,843,761
General and administrative expense	2,032,379	2,144,236	9,203,575	8,368,727
Depreciation and amortization	579,657	237,728	1,307,536	1,029,579
Goodwill and other intangible asset impairment	4,845,287	8,750,000	4,845,287	8,750,000

Loss from operations	(7,802,613)	(13,461,909)	(20,524,075)	(29,481,186)

Other income	3,750	11,676	60,724	11,676
Other expense	(39,960)	(80,964)	(78,013)	(121,683)
Foreign exchange (loss) gain	(1,255,595)	947,041	(4,117,564)	2,251,430
Interest expense, net	(18,405)	(485,662)	(1,579,012)	(1,679,395)
Gain on exchange of 6% convertible subordinated notes	—	—	4,173,716	—
Credit on derivative financial instrument	—	—	—	189,397
Income tax benefit	37,038	37,038	148,152	148,152
Minority interests	61,670	(7,432)	227,773	1,097,835

Net loss	$(9,014,115)	$(13,040,212)	$(21,688,299)	$(27,583,774)

Net loss per common share, basic and diluted	$(.11)	$(0.83)	$(.68)	$(1.81)

Weighted average shares used in computation, basic and diluted	81,549,666	15,629,776	31,883,995	15,263,930

*	Sales, net and Cost of sales include excise taxes of $1,048,556 and $1,471,923 for the three-months ended March 31, 2009 and 2008, respectively, and $4,222,394 and $6,669,014 for the twelve-months ended March 31, 2009 and 2008, respectively.